As filed with the Securities and Exchange Commission on May 22, 2008

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ZHONGPIN INC.
(Exact name of registrant as specified in its charter)

Delaware	54-2100419
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

21 Changshe Road
Changge City, Henan Province
People’s Republic of China
(011) 86-374-6216633
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Eric M. Hellige, Esq.
Pryor Cashman LLP
410 Park Avenue
New York, New York 10022
(212) 326-0846
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Eric M. Hellige, Esq.
Pryor Cashman LLP
410 Park Avenue
New York, New York 10022
(212) 326-0846

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐    Accelerated filer ☒
Non-accelerated filer   ☐    Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $.001 par value	7,188,346 shares	$12.06	$86,691,453	$3,407
Common Stock, $.001 par value(2)	3,125,000 shares	$12.06	$37,687,500	$1,481
Common Stock, $.001 par value(3)	1,049,582 shares	$12.06	$12,657,959	$497
Common Stock, $.001 par value(4)	646,770 shares	$12.06	$7,800,046	$307
Total Registration Fee				$5,692	**

** Pursuant to Rule 429, the prospectus included in this Registration Statement relates to 12,009,698 shares of common stock previously registered under the Registrant’s Registration Statements on Form S-1, File Nos. 333-140190, 333-142239, 333-144573 and 333-147639, for which registration fees totaling an aggregate of $7,179 were previously paid. Accordingly, as provided by Rule 429(b), this Registration Statement is also intended to be deemed a post-effective amendment to each of the Registrant’s Registration Statements on Form S-1, File Nos. 333-140190, 333-142239, 333-144573 and 333-147639.

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the closing price on The NASDAQ Stock Market on May 20, 2008.

(2)	The shares of common stock being registered hereunder are being registered for resale by selling stockholders named in the prospectus upon conversion of shares of Series A convertible preferred stock.

(3)	The shares of common stock being registered hereunder are being registered for resale by selling stockholders named in the prospectus upon the exercise of outstanding common stock purchase warrants.

(4)
The shares of common stock being registered hereunder are being registered for resale by selling stockholders named in the prospectus upon the exercise and conversion of outstanding unit purchase warrants, each unit consisting of two shares of Series A convertible preferred stock and one common stock purchase warrant.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

Explanatory Note

This Registration Statement on Form S-3 relates to an aggregate of 12,009,698 shares of the Registrant’s common stock that was previously registered on the Registrant’s Registration Statements on Form S-1, File Nos. 333-140190, 333-142239, 333-144573 and 333-147639 (the “Registration Statements”), as amended, originally filed with the Securities and Exchange Commission on January 24, 2007, April 19, 2007, July 13, 2007 and November 24, 2007, respectively, and subsequently declared effective. In accordance with the provisions of Rule 429 under the Securities Act of 1933, the prospectuses included in the Registration Statements are being combined with the prospectus included in this Form S-3. Accordingly, the Selling Stockholders identified in the Registration Statements are included herein.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED

Subject to Completion, Dated May 22, 2008

PROSPECTUS

12,009,698 Shares

ZHONGPIN INC.

COMMON STOCK

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 12,009,698 shares of common stock, of which (i) 7,188,346 shares are issued and outstanding, (ii) 3,125,000 shares are issuable upon the conversion of shares of our Series A convertible preferred stock, (iii) 1,049,582 shares are issuable upon the exercise of our outstanding common stock purchase warrants and (iv) 646,770 shares of common stock are issuable upon the exercise and conversion of our outstanding unit purchase warrants, each unit consisting of two shares of Series A convertible preferred stock and one common stock purchase warrant. All of the shares, when sold, will be sold by these selling stockholders. The selling stockholders may sell their shares of common stock from time to time at prevailing market prices. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

Our common stock is traded on The Nasdaq Global Select Market under the symbol “HOGS.” On May 20, 2008, the last reported sale price of our common stock, as report by The NASDAQ Stock Market, was $12.06 per share.

An investment in our securities involves risks. You should carefully read and consider the risk factors disclosed in any of our filings with the Securities and Exchange Commission that are incorporated by reference in this prospectus, including, without limitation, the risk factors contained in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, before making a decision to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______, 2008.

i

INFORMATION CONTAINED IN THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with additional or different information. These securities are not being offered in any jurisdiction in which the offer of these securities is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of our common stock. Unless the context otherwise requires, references to “we,” “our,” “us,” or the “company” in this prospectus mean Zhongpin Inc.

ii

PROSPECTUS SUMMARY

The following is only a summary. We urge you to read the entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information included herein or incorporated herein by reference from our other filings with the Securities and Exchange Commission (the “Commission”). Investing in our securities involves risks. Therefore, please carefully consider the risk factors described in our Commission filings, including those disclosed in our Annual Report on Form 10-K for the year ended December 31, 2007.

Our Business

We are principally engaged in the meat and food processing business in the People’s Republic of China (the “PRC”). Our product line includes over 270 unique meat products, including chilled pork, frozen pork, pig by-products and prepared meats, that are sold on a wholesale basis and on a retail basis through an exclusive network of showcase stores, network stores and supermarket counters under our “Zhongpin” brand. Our nine processing plants, which are located in Henan, Heilongjiang and Sichuan Provinces and in the Economic Development Zone in Tianjin City in the PRC, have a total of 15 production lines with an aggregate processing capacity of approximately 963 metric tons per day, based on an eight-hour working day, or approximately 346,680 metric tons on an annual basis. We also produce and sell vegetables and fruits, and have contracts with more than 100 farms in Henan Province and nearby areas to produce high-quality vegetable varieties and fruits suitable for export purposes. Our products are sold under the “Zhongpin” brand name.

According to an October 2006 report of the United States Department of Agriculture, the PRC is the largest food consuming nation in the world and is the world’s largest pork producer and consumer. The meat and meat processing industry in the PRC is regarded by the central government as a “key” industry and certain participants in the industry, including our company, receive special tax incentives and technology subsidies. According to a market analysis of the fresh and processed meat industry in the PRC published in June 2005 by Access Asia Limited, an independent research organization (“Access Asia”):

•	In 2004, domestic demand for meat and related products in the PRC totaled 72,360,000 metric tons and such demand is expected to reach 100,000,000 metric tons by 2010;

•	The total domestic production value of meat and related products in the PRC in 2004 was US$84 billion and the estimated production value in 2010 is expected to reach US$120 billion;

•	Domestic per capita meat consumption in the PRC was estimated to be approximately 49 kg in 2004 and is expected to increase to 70-80 kg by 2010; and

•	Per capita consumption of meat in urban areas in the PRC is twice the amount of the national average.

At March 31, 2008, our customers included 17 international or domestic fast food companies in the PRC, 39 export-registered processing factories and 1,621 school cafeterias, factory canteens, army posts and national departments. At such date, we also sold directly to 2,946 retail outlets, including supermarkets, within the PRC.

To differentiate our company from other market incumbents, we also have successfully implemented a unique retail strategy that includes the establishment of a network of showcase stores, branded network stores and supermarket counters that are exclusive retailers of our product lines. At March 31, 2008, we had a total of 114 showcase stores, 929 network stores and 1,903 supermarket counter locations.

We believe we are a market leader in the meat and meat products industry in the PRC and that the principal strengths of our company are as follows:

•	We have a vertically-integrated fresh meat, meat products, fresh produce and fruit supply chain from farming, slaughtering, cutting, processing and wholesaling to retailing;

•	We have a wide distribution network through major areas of the PRC;

•	The “Zhongpin” brand name is well recognized in major areas of the PRC as an established and leading brand;

•	We have advanced production equipment for the packaging of meat and food;

•	Our customers include some of the largest supermarket chains, such as Lianhua Supermarket Group, Carrefour China and Metro (China) Group;

•
We have implemented a comprehensive logistics management program and have an efficient delivery system that, at March 31, 2008, utilized 267 temperature-controlled container trucks and public railway services;

•	Based upon our historical growth rates, we believe our experienced management team, led by our founder and Chairman, Mr. Zhu Xianfu, has the ability to grow and expand our business;

•	We have an emphasis on quality assurance systems;

•	We have a comprehensive brand building strategy and brand equity management;

•	We have an innovative product development program, with approximately 171 new products under development at March 31, 2008; and

•
We experienced compound annual revenue growth of 77% (cumulative growth of 985%) and compound annual profit growth of 86% (cumulative growth of 1,206%) during the five-year period ended December 31, 2007.

This Offering

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 12,009,698 shares of common stock, of which (i) 7,188,346 shares are issued and outstanding, (ii) 3,125,000 shares are issuable upon the conversion of shares of our Series A convertible preferred stock, (iii) 1,049,582 shares are issuable upon the exercise of our outstanding common stock purchase warrants and (iv) and 646,770 shares of common stock issuable upon the exercise and conversion of our outstanding unit purchase warrants, each unit consisting of two shares of Series A convertible preferred stock and one common stock purchase warrant. All of the shares, when sold, will be sold by these selling stockholders. The selling stockholders may sell their shares of common stock from time to time at prevailing market prices. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

Common Stock Offered	12,009,698 shares

Common Stock Outstanding at May 1, 2008	26,274,470 shares

Preferred Stock Outstanding at May 1, 2008	3,125,000 shares, which shares are convertible into 3,125,000 shares of common stock

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

Nasdaq Ticker Symbol	HOGS

Our Corporate Information

We are incorporated in the state of Delaware under the name “Zhongpin Inc.” Our principal executive offices are located at 21 Changshe Road, Changge City, Henan Province, People’s Republic of China, and our telephone number is (011) 86-374-6216633. We maintain an Internet website at www.zpfood.com. We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus and in documents incorporated by reference herein constitute forward-looking statements. These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

You can identify forward-looking statements by the use of the words “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “proposed,” or “continue” or the negative of those terms. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined above. These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders pursuant to this prospectus.

SELLING STOCKHOLDERS

The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of May 1, 2008. All information contained in the table below is based upon information provided to us by the selling stockholders and we have not independently verified this information. The selling stockholders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

As explained below under “Plan of Distribution,” we have agreed with the selling stockholders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

	Shares of Common Stock Beneficially Owned Prior to Offering(1)			Shares Being	Shares of Common Stock Beneficially Owned After Offering(2)
Selling Stockholder	Shares		%	Offered	Shares	%
Entities Affiliated with RENN Capital Group, Inc.	1,299,414	(3)	4.9%	1,299,414	—	—
Heller Capital Investments, LLC	100,700	(4)	*	65,700	35,000	*
Ancora Greater China Fund, LP	12,000	(5)	*	12,000	—	—
Entities Affiliated with CAMOFI Master LDC	104,783	(6)	*	104,783	—	—
Entities Affiliated with Pinnacle Fund, L.P.	3,646,294	(7)	13.9%	5,090,294	6,000	*
Sandor Capital Master Fund, L.P.	156,569	(8)	*	156,569	—	—
Cordillera Fund, L.P.	157,076	(9)	*	157,076	—	—
Entities Affiliated with Straus Partners, LP	305,000	(10)	1.2%	305,000	—	—
Gregory Cook Wedbush Morgan Sec Inc CTDN IRA Contributory 1/16/02	3,125	(11)	*	3,125	—	—
Fred L. Astman Wedbush Morgan Securities Inc CTDN IRA R/O Contributory 10/13/92	15,625	(12)	*	15,625	—	—
John Peter Selda Wedbush Morgan Securities Inc CTDN IRA Contributory 8/27/96	6,250	(13)	*	6,250	—	—
Lake Street Fund, L.P.	125,000	(14)	*	125,000	—	—
Entities Affiliated with Clarus Capital LLC	113,140	(15)	*	100,000	13,140	*
Entities Affiliated with Third Coast Capital Management, L.P.	113,612	(16)	*	58,166	55,446	*
The USX China Fund	65,000	(17)	*	30,000	35,000	*
Entities Affiliated with Guerrilla Partners LP	153,646	(18)	*	100,000	53,646	*
Whitebox Intermarket Partners, LP	336,675	(19)	1.3%	185,000	151,675	*

	Shares of Common Stock Beneficially Owned Prior to Offering(1)			Shares Being	Shares of Common Stock Beneficially Owned After Offering(2)
Selling Stockholder	Shares		%	Offered	Shares	%
Southwell Partners, L.P.	755,000	(20)	2.9%	250,000	505,000	1.9%
WS Opportunity Fund International, Ltd.	2,300	(21)	*	2,300	—	—
Entities Affiliated with Centaur Value Fund, L.P.	498,200	(22)	1.9%	70,000	428,200	1.6%
Entities Affiliated with Black River Commodity Select Fund Ltd.	267,220	(23)	1.0%	263,700	3,520	*
Entities Affiliated with Regent Street Fund I, LLC	237,400	(24)	*	215,000	22,400	*
Entities Affiliated with QVT Fund LP	275,000	(25)	1.0%	275,000	—	—
Entities Affiliated with Special Situations Private Equity Fund, L.P.	1,200,564	(26)	4.5%	1,200,564	—	—
Michael P. Ross	129,942	(27)	*	129,942	—	—
Klaus Dieter Paul	25,000		*	25,000	—	—
Yousu Lin	62,500		*	62,500	—	—
Wang Qian	132,500		*	132,500	—	—
Yunchun Wang	312,500		1.2%	312,500	—	—
Roth Capital Partners, LLC	218,750	(28)	*	218,750	—	—
Entities Affiliated with CCG Investor Relations Partners, LLC	150,000	(29)	*	150,000	—	—
European American Equities, Inc.	120,000	(30)	*	120,000	—	—
Norman C. Kristoff	116,765	(31)	*	116,765	—	—
Jian Y. Zhang	45,000	(32)	*	45,000	—	—
John Steinmetz	307,476	(33)	2.2%	307,476	—	—
Theodore H. Swindells	187,473	(34)	*	187,473	—	—
Kathleen McDonnell	53,001	(35)	*	53,001	—	—
Courtney L. Clark	2,375	(36)	*	2,375	—	—
Warrant Strategies Fund, LLC	14,850	(37)	*	14,850	—	—
Alliance Financial Inc.	6,050	(38)	*	6,050	—	—
Pryor Cashman LLP	30,000	(30)	*	30,000	—-	—
Eric M. Hellige	4,950	(30)	*	4,950	—	—

*  Less than 1.0%.

(1)
This table is based upon information supplied by officers, directors and principal stockholders, and in Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws, where applicable, we believe each stockholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. The number and percentage of shares beneficially owned are based on an aggregate of 26,274,470 shares of our common stock outstanding as of May 1, 2008, and are determined under rules promulgated by the Securities and Exchange Commission. This information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days through the exercise of any stock option or other right.

(2)
Because the selling shareholders identified in this table may sell some, all or none of the shares owned by them that are registered under this registration statement, and because, to our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares registered hereunder, no estimate can be given as to the number of shares available for resale hereby that will be held by the selling shareholders at the time of this registration statement. Therefore, we have assumed for purposes of this table that the selling shareholders will sell all of the shares beneficially owned by them.

(3)
Consists of (i) 274,707 shares of common stock and 375,000 shares of common stock issuable upon the conversion of Series A convertible preferred stock owned by BFS US Special Opportunities Trust PLC (“BFS”) and (ii) 274,707 shares of common stock and 375,000 shares of common stock issuable upon the conversion of Series A convertible preferred stock owned by Renaissance US Growth Investment Trust PLC (“Renaissance”), all acquired pursuant to the Securities Purchase Agreement dated as of January 30, 2006, as amended. RENN Capital Group, Inc. (“RENN Advisor”) is the investment manager of each of BFS and Renaissance. Russell Cleveland, the President of RENN Advisor, has voting and/or investment control over the shares owned by each of BFS and Renaissance.

(4)	Ronald I. Heller is the managing director of Heller Capital Investments, LLC and has voting and investment control over the shares owned by the selling stockholder.

(5)	John P. Micklitsch is a vice president of Ancora Greater China Fund, LP and has voting and investment control over the selling stockholder.

(6)
Consists of (i) 90,381 shares of common stock owned by CAMOFI Master LDC (“CAMOFI”) and (ii) 14,402 shares of common stock owned by CAMHZN Master LDC (“CAMHZN”). Centrecourt Asset Management LLC is the investment adviser of CAMOFI and CAMHZN. Richard Smithline has voting and/or investment control over the shares owned by the selling stockholders.

(7)
Pinnacle Advisers, L.P. (“Advisers”) is the general partner of The Pinnacle Fund, L.P. ("Pinnacle"), which owns 2,060,828 shares of our common stock. Pinnacle Fund Management, LLC ("Management") is the general partner of Advisers. Mr. Barry Kitt is the sole member of Management. Mr. Kitt may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Pinnacle. Mr. Kitt expressly disclaims beneficial ownership of all shares of common stock beneficially owned by Pinnacle China.

Mr. Kitt is the manager of Kitt China Management, LLC (“China Manager”).  China Manager is the manger of Pinnacle China Management, LLC (“China Management”).  China Management is the general partner of Pinnacle China Advisers, L.P. (“China Advisers”).   China Advisers is the general partner of Pinnacle China Fund, L.P. ("Pinnacle China").  Pinnacle China is the owner of 1,579,466 shares of our common stock and shares of our Series A convertible preferred stock that are convertible into an aggregate of 1,450,000 shares of common stock.  The Series A convertible preferred stock contains provisions known as “exercise caps,” which prohibit the holder of the shares of Series A convertible preferred stock (and its affiliates) from converting such shares to the extent that giving effect to such conversion, such holder would beneficially own in excess of 9.999% of our outstanding common stock.  In the absence of such caps, Pinnacle China would have the right to fully convert the Series A convertible preferred stock issuable as a result thereof. This would result in Pinnacle China owning, if such conversion were to occur as of May 1, 2008 (and was based on the outstanding amount disclosed above as of May 1, 2008, in which case assuming conversion in full of the Series A convertible preferred stock owned by Pinnacle China, we would have a total of 27,724,470 shares of our common stock outstanding), 10.9% of our common stock. Mr. Kitt may be deemed to be a beneficial owner of the shares of common stock beneficially owned by Pinnacle China. Mr. Kitt expressly disclaims beneficial ownership of all shares of common stock beneficially owned by Pinnacle China.

An aggregate of 6,000 shares of our common stock are held by children of Mr. Kitt.  Mr. Kitt may be deemed to be the beneficial owner of the shares of  common stock beneficially owned by his children. Mr. Kitt expressly disclaims beneficial ownership of all shares of common stock beneficially owned by his children.

Each of Pinnacle and Pinnacle China expressly disclaims beneficial ownership of all shares of our common stock owned by the other as well as those shares owned by the children of Mr. Kitt.

In the absence of any “exercise caps” on the Series A convertible preferred stock owned by Pinnacle China, when aggregating all of the shares of our common stock issued or issuable to Mr. Kitt’s children, Pinnacle and Pinnacle China, respectively, Mr. Kitt could be deemed to own 5,096,294 shares of our common stock or 18.40% of the shares of our common stock outstanding. Mr. Kitt expressly disclaims beneficial ownership of all shares of our common stock beneficially owned by his children, Pinnacle and Pinnacle China, respectively.

(8)
Sandor Capital Management, L.P. (“Sandor Management”) and John Lemak are the general partners of the selling stockholder. Sandor Advisors, LLC is the partner of Sandor Management. John Lemak has voting and/or investment control over the shares owned by the selling stockholder.

(9)
Consists of 57,076 shares of common stock and 100,000 shares of common stock issuable upon conversion of Series A Preferred Stock. ACCF GenPar, L.P. is the general partner of the selling stockholder. Andrew Carter Capital, Inc. is the general partner of ACCF GenPar, L.P. James P. Andrew and Stephen J. Carter, Co-Chief Executive Officers of Andrew Carter Capital, Inc., have voting and/or investment control over the shares owned by the selling stockholder.

(10)
Consists of (i) 183,000 shares of common stock owned by Straus Partners, LP and (ii) 122,000 shares of common stock owned by Straus-GEPT Partners LP. Straus Asset Management is the general partner of both Straus Partners LP and Straus-GEPT Partners LP. Neville Strauss is the managing member of the selling stockholders and has voting and investment control over the shares owned by the selling stockholders.

(11)	Gregory Cook has voting and investment control over the shares held by the selling stockholder.

(12)	Fred L. Astman has voting and investment control over the shares held by the selling stockholder.

(13)	John Peter Selda has voting and investment control over the shares held by the selling stockholder.

(14)	Scott W. Hood is the managing director of Lake Street Fund, L.P. Mr. Wood and/or Fred Astman have voting and investment control over the selling stockholder.

(15)
Consists of (i) 85,256 shares of common stock owned by Clarus Capital LLC and (ii) 27,884 shares of common stock owned by Clarus Capital Offshore, Ltd. Clarus Capital Management LP is the general manager of Clarus Capital LLC and Clarus Capital Offshore Ltd. Ephrain Fields is the managing member of Clarus Capital Group Management LP. Mr. Fields has investment and voting control over the selling stockholders.

(16)
Consists of (i) 14,113 shares of common stock owned by Third Coast Capital, L.P. (“Third Coast”), (ii) 14,221 shares of common stock owned by Third Coast Capital Offshore Fund, Ltd. (“Offshore”) and (iii) 85,278 shares of common stock owned by Third Coast Capital QP, L.P. (“QP”). Third Coast Capital Management, L.P. is the general partner of Third Coast, Offshore and QP. Third Coast Capital GP, LLC is the general partner of Third Coast Capital Management, L.P. David D. May is the managing member of Third Coast Capital GP, LLC. Mr. May has voting and investment control over the selling stockholders.

(17)
Parr Financial Group is the general partner of The USX China Fund. Stephen L. Parr is the president and senior partner of Parr Financial Group. Mr. Parr has voting and investment control over the selling stockholder.

(18)
Consists of (i) 72,101 shares of common stock owned by Guerrilla Partners LP and (ii) 81,545 shares of common stock owned by Hua-Mei 21st Century Partners, LP. Peter Siris is managing director of and has voting and investment control over the selling stockholders.

(19)
Consists of (i) 316,957 shares of common stock owned by Whitebox Intermarket Partners, LP (“Whitebox”) and (ii) 19,718 shares of common stock owned by HFR RVA Combined Master Trust (“HFR”). Whitebox Advisors, LLC is the general partner of Whitebox and HFR. Andrew J. Redleaf is the managing member of the general partner and has voting and investment control over the selling stockholder.

(20)
Southwell Management, L.P. is the general partners of the selling stockholder. Wilson Jaeggli is the managing director of the selling stockholder and has voting and investment control over the shares owned by the selling stockholder.

(21)
WS Opportunity Fund International, Ltd. is managed by WS Ventures Management, L.P. (“WS Ventures”) and WSV Management LLC (“WSV”) is the general partner of WS Ventures. Patrick Walker, G. Stacy Smith and Reid S. Walker, members of WSV, have voting and/or investment control over the shares owned by the selling stockholder.

(22)
Consists of (i) 266,100 shares of common stock owned by Centaur Value Fund, L.P. and (ii) 232,100 shares of common stock owned by United Centaur Master Fund, Ltd. Centaur Capital Partners is the general partner of Centaur Value Fund, L.P. and the investment manger to the United Centaur Master Fund, Ltd. Malcolm E. “Zeke” Ashton is the managing partner of Centaur Capital Partners.

(23)
Consists of (i) 263,700 shares of common stock owned by Black River Commodity Select Fund Ltd. and (ii) 3,520 shares of common stock owned by Black River Quantitative Strategies Fund Ltd. Black River Asset Management LLC is the investment adviser of Black River Commodity Select Fund Ltd. Rosamond Borer has voting and/or investment control over the shares owned by the selling stockholder.

(24)
Consists of (i) 215,000 shares of common stock owned by Regent Street Fund I, LLC (“Regent I”) and (ii) 22,400 outstanding shares of common stock owned by Regent Street Fund II, Ltd. (“Regent II”). Regent Street Capital LLC is the investment advisor to Regent I and Regent II. Kent Whitaker owns Regent Street Capital LLC and has investment discretion for both Regent I and Regent II.

(25)
Consists of (i) 250,000 shares of common stock owned by QVT Fund, LP and (ii) 25,000 shares of common stock owned by Quintessence Fund L.P. QVT Financial LP is the general partner of QVT Fund LP and Quintessence Fund L.P.

Management of QVT Fund LP is vested in its general partner, QVT Associates GP LLC. QVT Financial LP is the investment manager for QVT Fund LP and shares voting and investment control over the securities held by QVT Fund LP. QVT Financial GP LLC is the general partner of QVT Financial LP and as such has complete discretion in the management and control of the business affairs of QVT Financial LP. QVT Associates GP LLC is the general partner of QVT Fund LP and may be deemed to beneficially own the securities. The managing members of QVT Financial GP LLC are Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm. Each of QVT Financial LP, QVT Financial GP LLC, Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm disclaims beneficial ownership of the Company’s securities held by QVT Fund LP.  QVT Associates GP LLC disclaims beneficial ownership of the securities held by QVT Fund LP, except to the extent of its pecuniary interest therein.

Management of Quintessence Fund L.P. is vested in its general partner, QVT Associates GP LLC. QVT Financial LP is the investment manager for QVT Fund LP and shares voting and investment control over the securities held by Quintessence Fund L.P. QVT Financial GP LLC is the general partner of QVT Financial LP and as such has complete discretion in the management and control of the business affairs of QVT Financial LP. QVT Associates GP LLC is the general partner of Quintessence Fund L.P. and may be deemed to beneficially own the securities. The managing members of QVT Financial GP LLC are Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm. Each of QVT Financial LP, QVT Financial GP LLC, Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm disclaims beneficial ownership of the Company’s securities held by Quintessence Fund L.P.  QVT Associates GP LLC disclaims beneficial ownership of the securities held by Quintessence Fund L.P., except to the extent of its pecuniary interest therein.

(26)
Consists of (i) 214,500 shares of common stock issuable upon the conversion of Series A convertible preferred stock, and 128,861 shares of common stock issuable upon the exercise of warrants, beneficially owned by Special Situations Private Equity Fund, L.P., (ii) 492,750 shares of common stock issuable upon the conversion of Series A convertible preferred stock, and 296,020 shares of common stock issuable upon the exercise of warrants, beneficially owned by Special Situations Fund III QP, L.P. and (iii) 42,750 shares of common stock issuable upon the conversion of Series A convertible preferred stock, and 25,683 shares of common stock issuable upon the exercise of warrants, beneficially owned by Special Situations Fund III, L.P. MGP is the investment advisor and general partner of the selling stockholder. Austin Marxe and David Greenhouse are the principal owners of MGP and have voting and/or investment control over the shares owned by the selling stockholder.

(27)
Consists of 6,192 shares of common stock, 75,000 shares of common stock issuable upon the conversion of Series A convertible preferred stock, and 48,750 shares of common stock issuable upon the exercise of warrants.

(28)
Represents shares of common stock issuable upon the exercise of outstanding warrants. Byron Roth is chief executive officer of Roth Capital Partners, LLC (“Roth”) and Gordon J. Roth is chief financial officer of Roth. Each of Byron Roth and Gordon J. Roth has voting and investment control over the selling stockholder.

(29)
Consists of (i) warrants to purchase 100,000 shares of common stock owned by Coffin Partners and (ii) warrants to purchase 50,000 shares of common stock owned by CCG Investor Relations Partners, LLC. William F. Coffin, CEO of CCG Investor Relations, is the managing partner of both CCG Investor Relations Partners, LLC and Coffin Partners.  Mr. Coffin, Crocker Coulson, Sean Collins, John Marco, Bei Zhang and Guonan Ma have voting and investment control over the shares held by the selling stockholders.

(30)
Represents shares of common stock issuable upon the conversion or exercise of securities issuable upon exercise of outstanding unit purchase warrants, each unit consisting of two shares of Series A convertible preferred stock and one common stock purchase warrant.

(31)	Consists of 79,577 shares of common stock and 37,188 shares of common stock issuable upon the exercise of outstanding purchase warrants.

(32)	Consists of 10,000 shares of common stock and 35,000 shares of common stock issuable upon the conversion or exercise of outstanding purchase warrants.

(33)
Includes 48,312 shares issuable upon the exercise of outstanding purchase warrants and 259,164 shares of common stock issuable upon the exercise and conversion of 86,388 outstanding unit purchase warrants, each unit consisting of two shares of Series A convertible preferred stock and one common stock purchase warrant. Mr. Steinmetz is the principal stockholder of TerraNova and the Chairman of TerraNova and President of EA.

(34)
Includes 48,312 shares issuable upon the exercise of outstanding purchase warrants and 139,161 shares of common stock issuable upon the exercise and conversion of 46,387 outstanding unit purchase warrants, each unit consisting of two shares of Series A convertible preferred stock and one common stock purchase warrant.

(35)
Consists of 8,001 shares of common stock issuable upon the exercise of outstanding purchase warrants and 45,000 shares of common stock issuable upon exercise and conversion of 15,000 outstanding unit purchase warrants, each unit consisting of two shares of Series A convertible preferred stock and one common stock purchase warrant.

(36)	Represents shares of common stock issuable upon the exercise of outstanding purchase warrants.

(37)
Represents shares of common stock issuable upon the exercise and conversion of outstanding unit purchase warrants, each unit consisting of two shares of Series A convertible preferred stock and one common stock purchase warrant. Hull Capital Management, LLC is the managing member of Warrant Strategies Fund LLC (“Warrant Strategies”). C.E. Unterberg is the sub-adviser and investment manager of that entity. Sean Molloy has voting and investment control over shares owned by Warrant Strategies.

(38)
Consists of 2,375 shares of common stock issuable upon the exercise of outstanding common stock purchase warrants and 3,675 shares of common stock issuable upon exercise and conversion of 1,225 outstanding unit purchase warrants, each unit consisting of two shares of Series A convertible preferred stock and one common stock purchase warrant. Andre Schwegler, the sole manager of Alliance Financial, LLC (“Alliance”), has voting and investment control over the shares of stock held by Alliance.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement with respect to which this prospectus is a part is declared effective by the Commission;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, we will file a supplement to this prospectus if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Shares will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

Roth Capital Partners, LLC (“Roth Capital Partners”) is a registered broker dealer and FINRA member firm and is listed as a selling stockholder in this prospectus. Roth Capital Partners served as a co-placement agent for our private placement offering that was completed on October 9, 2007. Roth Capital Partners has indicated to us its willingness to act as selling agent on behalf of certain of the selling stockholders named in this prospectus under the section titled “Selling Stockholders” that purchased our privately-placed securities. We have been advised by Roth Capital Partners that all shares sold, if any, on behalf of selling stockholders by Roth Capital Partners will be in transactions executed by Roth Capital Partners on an agency basis and commissions charged to its customers in connection with each transaction shall not exceed a maximum of 5% of the gross proceeds. Roth Capital Partners does not have an underwriting agreement with us and/or the selling stockholders and no selling stockholders are required to execute transactions through Roth Capital Partners. Further, other than any existing brokerage relationship as a customer of Roth Capital Partners, no selling stockholder has any pre-arranged agreement, written or otherwise, with Roth Capital Partners to sell their securities through Roth Capital Partners.

NASD Rule 2710 requires FINRA members firms (unless an exemption applies) to satisfy the filing requirements of Rule 2710 in connection with the resale, on behalf of selling stockholders, of the securities on a principal or agency basis. NASD Notice to Members 88-101 states that in the event a selling stockholder intends to sell any of the shares registered for resale in this prospectus through a member of FINRA participating in a distribution of our securities, such member is responsible for insuring that a timely filing, if required, is first made with the Corporate Finance Department of FINRA and disclosing to FINRA the following:

•	it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

•	the complete details of how the selling stockholders’ shares are and will be held, including location of the particular accounts;

•
whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling stockholders, including details regarding any such transactions; and

•
in the event any of the securities offered by the selling stockholders are sold, transferred, assigned or hypothecated by any selling stockholder in a transaction that directly or indirectly involves a member firm of the NASD or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of the NASD for review.

No FINRA member firm may receive compensation in excess of that allowable under FINRA rules, including Rule 2710, in connection with the resale of the securities by the selling stockholders, which total compensation may not exceed 8%.

We have advised each selling stockholder that it may not use the shares identified in this prospectus to cover short sales of common stock made prior to the date on which the registration statement with which this prospectus is a part shall have been declared effective by the Commission. If a selling stockholder uses this prospectus for any sale of the shares of common stock identified herein, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible for complying with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations promulgated thereunder, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares identified in this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.001 per share, and 25,000,000 shares of preferred stock, par value $.001 per share. As of May 1, 2008, 26,274,470 shares of common stock were issued and outstanding and 3,125,000 shares of Series A convertible preferred stock were issued and outstanding, each such share convertible into one share of common stock. In addition, at such date, 1,049,582 shares of common stock were reserved for issuance upon the exercise of outstanding common stock purchase options or warrants, 431,180 shares of Series A convertible preferred stock were reserved for issuance upon the exercise of outstanding unit purchase warrants and 646,770 shares of common stock were reserved for issuance upon the conversion of Series A convertible preferred stock and common stock purchase warrants comprising such unit purchase warrants.

Common Stock

Voting, Dividend and Other Rights. Each outstanding share of common stock entitles the holder to one vote on all matters presented to the shareholders for a vote. Holders of shares of common stock have no cumulative voting, preemptive, subscription or conversion rights. All shares of common stock to be issued pursuant to this registration statement will be duly authorized, fully paid and non-assessable. Our Board of Directors determines if and when distributions may be paid out of legally available funds to the holders. To date, we have not declared any dividends with respect to our common stock. Our declaration of any cash dividends in the future will depend on our Board of Directors’ determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. We do not anticipate paying cash dividends on the common stock in the foreseeable future.

Rights Upon Liquidation. Upon liquidation, subject to the right of any holders of the preferred stock to receive preferential distributions, each outstanding share of common stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

Majority Voting. The holders of a majority of the outstanding shares of common stock constitute a quorum at any meeting of the shareholders. A plurality of the votes cast at a meeting of shareholders elects our directors. The common stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of common stock can elect all of our directors. In general, a majority of the votes cast at a meeting of shareholders must authorize shareholder actions other than the election of directors.  Most amendments to our certificate of incorporation require the vote of the holders of a majority of all outstanding voting shares.

Preferred Stock

Authority of Board of Directors to Create Series and Fix Rights. Under our certificate of incorporation, as amended, our Board of Directors can issue up to 25,000,000 shares of preferred stock from time to time in one or more series. The Board of Directors is authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law. Unless the nature of a particular transaction and the rules of law applicable thereto require such approval, our Board of Directors has the authority to issue these shares of preferred stock without shareholder approval. Our Board of Directors has designated 7,631,250 shares of the authorized but unissued preferred stock as Series A convertible preferred stock.

Series A Convertible Preferred Stock

Dividends. The holders of the Series A convertible preferred stock are entitled to receive, when and as declared by our Board of Directors, dividends in such amounts as may be determined by our Board of Directors from time to time out of funds legally available therefor. No dividends (other than those payable solely in common stock) will be paid to the holders of common stock until there shall have been paid or declared and set apart during that fiscal year for the holders of the Series A convertible preferred stock a dividend in an amount per share equal to the product of (i) the number of shares of common stock issuable upon conversion of their shares of Series A convertible preferred stock and (ii) the amount per share of the dividend to be paid on the common stock.

Preference on Liquidation. In the event of a merger, consolidation or sale of all or substantially all of our assets or other liquidation, holders of the Series A convertible preferred stock shall get a priority in payment over all other classes of stock. In such events, the Series A convertible preferred stock would be entitled to receive the greater of (i) the original purchase price of the Series A convertible preferred stock or (ii) the amount the holder would get if he converted all of his Series A convertible preferred stock into common stock.

Voting. The holder of each share of Series A convertible preferred stock (i) shall be entitled to the number of votes with respect to such share equal to the number of shares of common stock into which such share of Series A convertible preferred stock could be converted on the record date for the subject vote or written consent (or, if there is no such record date, then on the date that such vote is taken or consent is effective) and (ii) shall be entitled to notice of any stockholders’ meeting in accordance with our Bylaws.

Appoint and Elect a Director. So long as the number of shares of common stock issuable upon conversion of the outstanding shares of Series A convertible preferred stock is greater than 10% of the number of outstanding shares of common stock (on a fully diluted basis), the holders of record of the shares of Series A convertible preferred stock, exclusively and as a separate class, shall be entitled to elect one of our directors.

Conversion Right. Subject to the limitation on conversion described below, the holders of Series A convertible preferred stock may convert each share of Series A convertible preferred stock into common stock at an initial conversion price of $4.00. The conversion price will be adjusted for stock dividends, stock splits and similar events.

Automatic Conversion. Subject to the limitation on conversion described below, each share of Series A convertible preferred stock will automatically be converted into shares of common stock at the conversion price at the time in effect if (i) we have an underwritten public offering of our common stock giving us at least $30 million in net proceeds, (ii)(A) the closing price of the common stock equals or exceeds $10 (as adjusted) for the twenty (20) consecutive-trading-day period ending within two (2) days of the date on which we provides notice of such conversion as hereinafter provided and (B) either a registration statement registering for resale the shares of common stock issuable upon conversion of the Series A convertible preferred stock has been declared effective and remains effective and available for resale for the twenty (20)-day period, or Rule 144(k) is available for the resale of such shares, or (iii) by consent of at least 67% of the then-outstanding shares of Series A Convertible Preferred Stock.

Limitations on Conversion. We will not effect the conversion of any share of Series A convertible preferred stock, and no person who is a holder of Series A convertible preferred stock shall have the right to convert shares of Series A convertible preferred stock into shares of common stock, to the extent that after giving effect to such conversion, such person (together with such person’s affiliates) would beneficially own in excess of 9.999% of the shares of our common stock outstanding immediately after giving effect to such conversion. For purposes of the this limitation, the aggregate number of shares of our common stock beneficially owned by such person and its affiliates shall include, without limitation, the number of shares of common stock issuable upon conversion of Series A convertible preferred stock with respect to which such determination is being made, but shall exclude shares of common stock that would be issuable upon (i) exercise of the remaining unconverted shares of Series A convertible preferred stock beneficially owned by such person and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of our company beneficially owned by such person and its affiliates (including, without limitation, shares of convertible stock, any debentures, convertible notes or other convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation on conversion of our Series A convertible preferred stock. Notwithstanding the foregoing, such limitation on conversion shall not be applicable to any person who notifies the Secretary of our company in writing prior to the purchase of any shares of Series A convertible preferred stock that such person irrevocably elects not to have such provisions apply to any shares of Series A convertible preferred stock owned by record by such person.

Protective Provisions. So long as at least 1,750,000 shares of Series A convertible preferred stock are outstanding (subject to adjustment for stock splits, combinations and the like), the holders of a majority of the outstanding Series A convertible preferred stock shall be required (in addition to any consent or approval otherwise required by law) for us to take certain actions, including (1) liquidation, dissolution or wind up, (2) amend, alter or repeal any provision of our certificate of incorporation so as to affect the rights, preferences or privileges of the Series A convertible preferred stock, (3) create a new class of preferred stock or increase the number of shares of Series A convertible preferred stock that can be issued, or (4) purchase or redeem, or pay or declare any dividend or make any distribution on, any securities junior in priority to the Series A convertible preferred stock; or (5) make any change in the size of our Board of Directors.

Potential Dilution of Share Value; Preferences. Any issuance of shares of preferred stock could dilute the earnings per share and book value of existing shares of common stock. Because our Board of Directors has the authority to fix the voting rights for any series of preferred stock, the holders of shares of a series of preferred stock could be entitled to vote separately as a class in connection with the approval of certain extraordinary corporate transactions where Delaware law does not require such class vote, or might be given a disproportionately large number of votes. The issuance of shares of preferred stock could also result in a class of securities outstanding that would have certain preferences (for example, with respect to dividends or liquidation), or would enjoy certain voting rights in addition to those of the common stock.

Potential Frustration in Change of Control. Although we currently have no such intention, we could use authorized but unissued shares of preferred stock to hinder a change in control of our company. Any issuance of shares of preferred stock could dilute the stock ownership of persons seeking to gain control. Shares of a new series of preferred stock could also be convertible into a large number of shares of common stock or have other terms that might make more difficult or costly the acquisition of a controlling interest in our company. Under certain circumstances, such shares could be used to create voting impediments or to frustrate persons attempting to effect a takeover or otherwise gain control. Such shares could be privately placed with purchasers who might side with the Board of Directors in opposing a hostile takeover bid. In addition, the Board of Directors could authorize holders of a series of preferred stock to vote as a class, either separately or with the holders of the common stock, on any merger, sale or exchange of assets by us or any other extraordinary corporate transactions. The ability of the Board of Directors to take such actions might be considered as having an effect of discouraging any attempt by another person or entity to acquire control of our company.

LEGAL MATTERS

The legality of the issuance of the shares offered in this prospectus will be passed upon for us by Pryor Cashman LLP, New York, New York. Pryor Cashman LLP holds warrants to purchase 10,000 units, and Eric M. Hellige, a member of Pryor Cashman LLP, owns warrants to purchase 1,650 units, at an initial exercise price of $8.00 per unit, each unit consisting of two shares of our Series A convertible preferred stock and a warrant to purchase one share of our common stock at an initial exercise price of $5.00 per share.

EXPERTS

The consolidated financial statements of our company as of December 31, 2007 and 2006, and for the years ended December 31, 2007, 2006 and 2005, have been incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2007 and have been so incorporated in reliance upon the report of Child, Van Wagoner & Bradshaw, PLLC, independent registered public accountants, incorporated by reference elsewhere herein and given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (including exhibits) under the Securities Act, with respect to the shares to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to our company and the common stock offered in this prospectus, reference is made to the registration statement, including the exhibits filed thereto, and the financial statements and notes filed as a part thereof. With respect to each such document filed with the Commission as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.

We file quarterly and annual reports, proxy statements and other information with the Commission. You may read and copy any document that we file at the public reference facilities of the Commission in Washington, D.C. You may call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the Commission are also available to the public from the Commission’s website at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” into this prospectus the information we have filed with the Commission. The information we incorporate by reference into this prospectus is an important part of this prospectus. Any statement in a document we have filed with the Commission prior to the date of this prospectus and which is incorporated by reference into this prospectus will be considered to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this prospectus, except as modified or superseded.

We incorporate by reference into this prospectus the information contained in the documents listed below, which is considered to be a part of this prospectus:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Commission on March 28, 2008 (file no. 001-33593);

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2008, filed with the Commission on May 12, 2008 (file no. 001-33593).

•	our definitive proxy statement, filed with the Commission on April 28, 2008 (file no. 001-33593).

We also incorporate by reference all additional documents that we file with the Commission under the terms of Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the initial filing date of the registration statement of which this prospectus is a part and the effectiveness of the registration statement, as well as between the date of this prospectus and the termination of any offering of securities offered by this prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with the Commission rules.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Zhongpin Inc.
21 Changshe Road
Changge City, Henan Province
People’s Republic of China
(001) 86-374-6216633

No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this prospectus, and, if given or made, such information and representation should not be relied upon as having been authorized by us or the selling stockholder. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this prospectus or in our affairs since the date hereof.

Until _________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold overallotments or subscriptions.

Zhongpin Inc.

12,009,698 Shares of Common Stock

Prospectus

May __, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.       Other Expenses of Issuance and Distribution

The following table sets forth our estimates of the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions.

Item	Amount
SEC registration fee	$—
Legal fees and expenses	$20,000	*
Accounting fees and expenses	10,000	*
Printing fees	2,000	*
Miscellaneous fees and expenses	3,000	*

Total	$35,000

*   Estimated

Item 15.       Indemnification of Directors and Officers

Under Delaware law, a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than one by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, if such director or officer acted, in good faith, for a purpose which such person reasonably believed to be, in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that such conduct was unlawful.

In the case of a derivative action, a Delaware corporation may indemnify any such person against expense, including attorneys’ fees actually and necessarily incurred by such person in connection with the defense or settlement of such action or suit if such director or officer if such director or officer acted, in good faith, for a purpose which such person reasonably believed to be, in or not opposed to, the best interests of the corporation, except that no indemnification will be made in respect on any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expense.

Delaware Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting a director’s liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. Delaware Law provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner.

Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors to the fullest extent permitted by Delaware law and may, if and to the extent authorized by the board of directors, indemnify our officers and any other person whom we have the power to indemnify against any liability, reasonable expense or other matter whatsoever.

Any amendment, modification or repeal of the foregoing provisions shall be prospective only, and shall not affect any rights or protections of any of our directors existing as of the time of such amendment, modification or repeal.

We may also, at the discretion of the board of directors, purchase and maintain insurance to the fullest extent permitted by Delaware law on behalf of any of our directors, officers, employees or agents against any liability asserted against such person and incurred by such person in any such capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.       Exhibits

Exhibit No.	Description

5.1	Opinion of Pryor Cashman LLP.

23.1	Consent of Child, Van Wagoner & Bradshaw, PLLC, independent registered public accounting firm.

24	Power of Attorney (included on signature page).

Item 17.       Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the Registrant is relying on Rule 430B (§230.430B of this chapter):

(A)
Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)
If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 22nd day of May, 2008.

ZHONGPIN INC.

By:	/s/ Xianfu Zhu
Xianfu Zhu
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints XIANFU ZHU, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement (including all pre-effective and post-effective amendments thereto and all registration statements filed pursuant to Rule 462(b) which incorporate this registration statement by reference), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Xianfu Zhu	Chairman of the Board of Directors	May 22, 2008
Xianfu Zhu	and Chief Executive Officer
(Principal Executive Officer)

/s/ Yuanmei Ma	Chief Financial Officer	May 22, 2008
Yuanmei Ma	(Principal Financial and
Accounting Officer)

/s/ Baoke Ben	Director	May 22, 2008
Baoke Ben

/s/ Min Chen	Director	May 22, 2008
Min Chen

/s/ Raymond Leal	Director	May 22, 2008
Raymond Leal

/s/ Yaoguo Pan	Director	May 22, 2008
Yaoguo Pan